UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1932.
(Amendment No.    )*

MAC-GRAY CORP
(Name of Issuer)

COMMON
(Title of Class of Securities)

554153106
(CUSIP Number)

12/31/06
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


CUSIP No.  554153106

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Polaris
Capital
Management,
Inc.
04-3269043

2.
Check the Appropriate Box If A Member of A Group (See
Instructions)
(a) 0
(b) 0

3.
SEC Use Only

4.
Citizenship or Place of Organization
MA
Number of Shares
Beneficially Owned
By Each Reporting
Person With:

5.
Sole Voting Power
672,699

6.
Shared Voting Power

7.
Sole Dispositive Power
785,885

8.
Shared Dispositive Power

9.
Aggregate Amount Beneficially Owned By Each
Reporting Person
672,699

10.
Check Box If The Aggregate Amount In Row (9)
Excludes Certain Shares
0

11.
Percent of Class Represented By Amount In Row (9)
5.15%

12.
Type of Reporting Person
IA




Item 1(a).
Name of Issuer:

MAC-GRAY CORP
Item 1(b).
Address of Issuer?s Principal Executive Offices:

22 WATER STREET, CAMBRIDGE, MA 02141
Item 2(a).
Name of Persons Filing:

POLARIS CAPITAL AMANAGEMENT, INC.
Item 2(b).
Address of Principal Business Office, or if None, Residence:

125 SUMMER STREET, SUITE 1470, BOSTON, MA 02110
Item 2(c).
Citizenship:

US
Item 2(d).
Title of Class of Securities:

COMMON
Item 2(e).
CUSIP Number:

554153106

Item 3.
If this Statement is filed pursuant
to 240.13d-1(b) or 240.13d-2(b) or (c),
check whether the person filing is a:

( a )

[ ] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78o).

( b )

[ ]  Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).

( c )

[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

( d )

[X] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

( e )

[ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

( f )

[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);


( g )

[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

( h )


[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

( i )

[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

( j )

[ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item
4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
 Amount beneficially owned:
 785885

(b)
 Percent of class:
 6.01%

(c)
 Number of shares as to which the person has:
(i)
Sole power to vote or direct the vote:
672699

(ii)
Shared power to vote or to direct the vote:
   0

(iii)
Sole power to dispose or to direct the disposition of:
 785885



(iv)
Shared power to dispose or to direct the disposition of:
0

Item 5.
Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following 0.

       Not Applicable

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

       	Not Applicable

Item 7.
Identification and Classification of the
Subsidiary Which Acquired the Security Being
Reported on by the Parent Holding Company or Control Person.

	Not Applicable

Item 8.
Identification and Classification of Members of the Group.

	Not Applicable

Item 9.
Notice of Dissolution of Group.

     Not Applicable

Item 10.
Certification.



SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007
Date

Bernard R. Horn, Jr.
Signature

Bernard R. Horn, Jr. / President
Name/Title